CORPORATE NEWS

Contact:
David H. Allen
Vice President, Investor Relations/Treasurer
(512) 851-4122
david.allen@cirrus.com

Cirrus Logic Announces Expense Reduction Actions

AUSTIN, Texas – Aug. 25, 2004 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced actions to reduce its combined SG&A and R&D expenses by $2 million to $3 million per quarter beginning in the third fiscal quarter, which ends Dec. 25, 2004. These actions include a seven percent work force reduction, which primarily impacts employees at the company’s Texas and California facilities. At the end of June 2004, the company had a work force of 768 employees, with approximately three quarters of the work force based in the U.S., and incurred $31.2 million of combined SG&A and R&D expenses during its first fiscal quarter, which ended on June 26, 2004. The company will incur a restructuring charge to operating expense in the second fiscal quarter of approximately $1.5 million, primarily for severance and facility consolidation activities. This charge will be paid over the remainder of the 2004 calendar year.

“The actions announced today reflect our ongoing commitment to improve our financial performance,” said David D. French, Cirrus Logic Inc.’s president and CEO. “We plan to continue fine-tuning R&D investments with emphasis on diversification and growth of our core analog product line, and selective investments targeted at the emerging, near-term growth opportunities in DVD recording.”

Updated Outlook

“We continue to expect higher sequential and year-over-year sales in the September quarter, and we remain confident that our expanding product portfolio, with its core analog and mixed-signal offerings, will enable us to achieve solid year-over-year revenue growth for fiscal year 2005. Our outlook for sales for the September quarter, however, has been impacted by slower consumer demand for DVD players, which incorporate our audio converters, and for DVD recorders, which incorporate Cirrus Logic audio converters and digital video integrated circuits. Based on our current visibility we now expect September quarter revenue to be closer to the lower end of our guidance range,” said French.

On July 21, 2004, the company said it expected revenue between $61 million and $68 million for the second fiscal quarter of 2005, ending Sept. 25, 2004. The company reported $59.1 million and $50.1 million in the first fiscal quarter of 2005 and the second fiscal quarter of 2004, respectively. The company will announce its second fiscal quarter financial results on Oct. 20, 2004.

Upcoming Investor Conferences

Cirrus Logic management will be presenting at the following upcoming conferences in September: the 32nd Annual SG Cowen Fall Technology Conference on Sept. 8 in Boston and the Silicon Valley Bank Tech Investors Forum on Sept. 10 in San Francisco. Those wishing to listen to management’s presentation can hear a live and/or an archived web cast of these events from the investor section of www.cirrus.com.

Cirrus Logic Inc.

Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia.

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Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release, including our estimates of second quarter fiscal year 2005 revenues, second quarter fiscal year 2005 restructuring charges, and expectations regarding our revenue growth are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the results of any potential and pending litigation matters; the level of orders and shipments during the second quarter of fiscal year 2005, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued substantial investments in research and development; foreign currency fluctuations; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; and the risk factors listed in our Form 10-K for the year ended March 27, 2004, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.